EXHIBIT 23.1
SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Ya Zhu Silk, Inc. (A Development Stage Company), of our report dated November 24, 2010 on our audit of the financial statements of Ya Zhu Silk, Inc. as of August 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from inception on July 22, 2008 through August 31, 2010, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
November 29, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351